Exhibit 99.1

Banc of California, Inc. Acquires The Palisades Group, LLC

Irvine, CA (September 16, 2013):  The Banc of California, Inc. (NASDAQ: BANC) announced today that the Company completed its previously announced acquisition of The Palisades Group, LLC (“Palisades”). Palisades is a registered investment adviser that provides financial advisory and asset management services with respect to residential mortgage loans.

Stephen Kirch, Chief Executive Officer of Palisades, stated “The entire Palisades team is excited to join Banc of California. We could not think of a better partner to complement our business goals and strategic objectives.  Palisades will benefit from Banc of California’s considerable resources and strong team, and we look forward to continuing to add value to the Company’s residential lending business. This transaction will enable us to continue to fulfill our objective to become the independent platform of choice to advise clients on the acquisition, management and disposition of residential mortgage whole loans.”

Jack Macdowell, Chief Investment Officer of Palisades, added “Since founding Palisades with Steve Kirch a little more than a year ago, we have grown our assets under management to over $1.7 billion by attracting a client base that includes some of the most well-respected global investment firms seeking the expertise that Palisades provides on the acquisition, disposition and management of residential mortgage loans, including non-performing, re-performing and seasoned mortgages.  During 2013 alone, we have advised on the acquisition or disposition of twelve mortgage portfolios representing almost $2.25 billion in unpaid principal balance.”

Steven Sugarman, Chief Executive Officer of Banc of California, stated “We are pleased to welcome Steve, Jack and the other Palisades professionals to our team.  The Palisades Group has quickly emerged as a leader in the management and secondary marketing of seasoned residential whole loans.  This acquisition is strategically important for us, and promises to be financially important for our shareholders.  We are excited to bring such a talented team on board.”

Banc of California will host a conference call on Wednesday, September 18, 2013 at 8am PST (11:00 am EST) to discuss the acquisition of The Palisades Group and other recent events.  Interested parties are invited to dial in at 866-503-8728, event code 64778484.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiaries Pacific Trust Bank and The Private Bank of California has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:

Banc of California, Inc.

Richard Herrin, (949) 236-5300

MEDIA INQUIRIES:

Vectis Strategies

David Herbst, (213) 973-4113 x101

18500 Von Karman Ave.  Suite 1100  Irvine, CA 92612  949.236.5250  www.bancofcal.com